UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2012

KAISER VENTURES LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3633 Inland Empire Blvd., Suite 480, Ontario, CA	91764
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 909.483.8500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

On April 2, 2012, Kaiser Ventures LLC (the “Company”), Kaiser Recycling, LLC (“Kaiser Recycling”), a wholly-owned subsidiary of the Company, Burrtec Waste Industries, Inc. (“Burrtec”) and West Valley Recycling & Transfer, Inc. (“Buyer”), a wholly owned subsidiary of Burrtec, entered into that certain Purchase Agreement (the “Purchase Agreement”) For Units of West Valley MRF, LLC (“West Valley”) whereby Kaiser Recycling sold its ownership interest in West Valley to Buyer. This completed transaction is described in more detail below in “Item 2.01 Completion of Acquisition or Disposition of Assets.”

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 2, 2012, Kaiser Recycling sold its fifty percent (50%) ownership interest in West Valley for a gross cash sales price of $25,768,697. The Company will record a gain on the sale in the range of $19 million to $21 million in the second quarter of 2012. The sale transaction closed on the same day as the Purchase Agreement was entered into by the parties to the agreement. Existing environmental obligations of the Company and Kaiser Recycling benefiting West Valley and Buyer remain in place and an escrow of $363,000 was established to provide certain financial assurances. In addition, the Company’s guaranty of certain outstanding debt of West Valley (approximately $5,820,000 as of December 31, 2011) was terminated.

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

With the completed sale of the ownership interest in West Valley MRF compensation related actions will be implemented under the previously disclosed terms of applicable compensatory arrangements for officers and under the terms of the Company’s Class C and D Units. Approximately $769,000 in distributions is due and will be paid on the Company’s Class C and D Units in accordance with their terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER VENTURES LLC
(Registrant)

Date: April 6, 2012	/s/ Terry L. Cook
(Signature)*

Terry L. Cook
Executive Vice President – General Counsel

2